Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Grand Canyon Education, Inc. for the registration of 8,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 2009, with respect to the financial statements of Grand Canyon Education, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
August 24, 2009